Exhibit (b)(ii)

Sky Solar Holdings, Ltd.

As of November [•], 2019

Citibank, N.A. – ADR Department
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

Reference is made to (i) the Deposit Agreement, dated as of November 18, 2014 (the “Deposit Agreement”), by and among Sky Solar Holdings, Ltd., a company organized under the laws of the Cayman Islands (the “Company”), Citibank, N.A., a national banking association (“Citibank”) organized and existing under the laws of the United States of America, as depositary (the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder, as amended by Amendment No. 1 to the Deposit Agreement, dated as of November [•], 2019 (“Amendment No. 1 to the Deposit Agreement”) and (ii) the letter agreement, dated as of January 27, 2015 (the “Letter Agreement”) by and between the Company and the Depositary in respect of the issuance of restricted ADSs. All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Letter Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        All references in the Letter Agreement and each of its exhibits to the term “Letter Agreement” or “Restricted Letter Agreement” shall, as of the date hereof, refer to the Letter Agreement as amended by this amendment letter.

2.        Due to the change from the existing ADS-to-Share ratio of one (1) ADS to eight (8) Shares to the new ADS-to-Share ratio of one (1) ADS to twenty (20) Shares and the resultant change of the existing ADS CUSIP numbers, all references to the Restricted ADS CUSIP #83084J996 in the Letter Agreement and each of its exhibits shall, as of the date hereof, refer to the new Restricted ADS CUSIP #83084J988.

3.       Due to the elimination of the Depositary’s ability to conduct Pre-Release Transactions, all references to Pre-Release Transactions in Section 9 of the Letter Agreement shall, as of the date hereof, be deleted.

4.       Due to the amendments of the Deposit Agreement and the Letter Agreement, the first paragraph of the legend in Section 4 of the Letter Agreement shall be amended to read as follows:

“THE RESTRICTED AMERICAN DEPOSITARY SHARES (“RESTRICTED ADSs”) CREDITED TO YOUR ACCOUNT AND THE UNDERLYING RESTRICTED SHARES (“RESTRICTED SHARES”) OF THE COMPANY ARE SUBJECT TO THE TERMS OF THE LETTER AGREEMENT, DATED AS OF JANUARY 27, 2015, AS AMENDED BY THAT CERTAIN AMENDMENT TO THE RESTRCITED LETTER AGREEMENT, DATED AS OF NOVEMBER [•], 2019 (THE “RESTRICTED LETTER AGREEMENT”) AND THE DEPOSIT AGREEMENT, DATED AS OF NOVEMBER 18, 2014, AS AMENDED BY THAT CERTAIN AMENDMENT NO. 1 TO THE DEPOSIT AGREEMENT, DATED AS OF NOVEMBER [•], 2019 (AS SO AMENDED AND SUPPLEMENTED, THE “DEPOSIT AGREEMENT”). ALL TERMS USED BUT NOT OTHERWISE DEFINED HEREIN SHALL, UNLESS OTHERWISE SPECIFICALLY DESIGNATED HEREIN, HAVE THE MEANING GIVEN TO SUCH TERMS IN THE RESTRICTED LETTER AGREEMENT, OR IF NOT DEFINED THEREIN, IN THE DEPOSIT AGREEMENT.”

5.        Except as expressly amended hereby, the terms, covenants, and conditions of the Letter Agreement as originally executed shall remain in full force and effect.

6.        This amendment letter may be executed in one or more counterparts which together shall constitute one agreement.

7.        This amendment letter shall be interpreted and all the rights and obligations hereunder shall be governed by the laws of the State of New York.

Each of the parties hereto have caused this amendment letter to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

Very truly yours,

sky solar holdings, ltd.

By: __________________________
Name:
Title:

CITIBANK, N.A.

By: __________________________
Name:
Title: